Exhibit 2.1

RESCISSION OF AGREEMENT AND PLAN OF MERGER

On October 1, 2014 an AGREEMENT AND PLAN OF MERGER (this “Agreement”) was entered into by and among International Packaging and Logistics Group Inc., a Nevada corporation having its principal place of business at 7700 Irvine Center Drive Suite 870, Irvine, CA 92618 ("IPLO"), IPLO Holdings, Inc., a Nevada corporation (“IPH”), and Idea Ventures Inc., a Delaware corporation having its principal place of business at7435 S. Eastern Ave, Ste. #151, Las Vegas, NV 89123 (“IVI”)(collectively, the “Parties”).

After reviewing all the applicable requirements of the Form 8-K, the Parties determined that the transaction did not meet the reporting requirements of Form 8-K, nor were the necessary audited financials ready at this time. As a result the Parties have determined that the best course of action is to rescind this transaction. Therefore as of October 29, 2014 the Parties to this transaction have mutually agreed to the rescission of such transaction.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have made and executed this Agreement as of the day and year first above written.

International Packaging and Logistics Group Inc

By: /s/ Owen Naccarato

Name: Owen Naccarato

Title: CEO

Idea Ventures Inc.

By: /s/ Wilfred Shaw

Name: Wilfred Shaw

Title: President

IPLO Holdings Inc.

By: /s/ Owen Naccarato

Name: Owen Naccarato

Title: CEO

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